Exhibit 99.1

THERMOGENESIS REPORTS FIRST QUARTER FISCAL 2014 RESULTS

Company Achieves Significant Clinical and Operating Milestones

RANCHO CORDOVA – November 14, 2013 – ThermoGenesis Corp. (NASDAQ: KOOL) (“ThermoGenesis”), a leading supplier of enabling technologies for the processing and storage of stem cells and other biological tissues, today reported financial results for the first quarter of  fiscal 2014.

For the quarter ended September 30, 2013, revenues were $3.6 million, compared to $4.1 million for the same period in 2012. The decrease in year-over-year revenues of $478,000 was primarily attributable to an anticipated temporary decrease in AXP disposable revenues due to the termination of the GE distribution agreement and the related wind-down of their inventory. This decrease was partially offset by increases in AXP sales in the Asian market.

Operating expenses for the quarter ended September 30, 2013 were $3.7 million, compared to $634,000 for the same period in 2012.  The increase in operating expenses of $3.1 million was primarily attributable to a gain on the sale of the CryoSeal product line of $2.0 million in 2012, reflected as a reduction in operating expenses.  Excluding the impact of this gain, operating expenses increased by $1.1 million due to professional fees associated with the proposed merger with TotipotentRX, legal diligence associated with patent litigation, and costs associated with establishing sales and distribution channels in Asia.

Adjusted EBITDA loss was $2.0 million for the quarter ended September 30, 2013 compared to $0.7 million for the same period in 2012. Adjusted EBITDA loss increased by $1.2 million compared with the same period in 2012 due to the decline in revenues associated with the decline in AXP sales and an increase in legal and professional fees associated with the proposed merger with TotipotentRX and legal diligence associated with patent defense litigation.

Net loss for the quarter ended September 30, 2013 was $2.3 million or $0.14 per share, compared to net income of $1.0 million or $0.06 per share for the same prior year period. The increase in the net loss of $3.3 million was primarily due to the gain of $2.0 million on the sale of a product line in 2012.

ThermoGenesis ended the first quarter with $5.3 million in cash compared to $6.9 million at the end of fiscal 2013.  The Company’s product backlog at the end of the first quarter was $300 thousand.

“The beginning of fiscal ‘14 has been marked by significant developments in our transformation into a regenerative medicine company focused on large and growing markets”, said Matthew T. Plavan, Chief Executive Officer of ThermoGenesis. “These developments include the definitive agreement to merge with TotipotentRX, further repurposing of our resources towards high value clinical capabilities, publishing interim clinical trial results and the identification of new clinical applications having significant revenue potential.” He continued.

In July 2013, ThermoGenesis announced the signing of a definitive merger agreement with TotipotentRX further outlined on Form S-4, filed with the SEC November 8, 2013.

In October 2013, TotipotentRX and ThermoGenesis released the results of their clinical pilot study confirming TotipotentRX’s acute myocardial infarction (“AMI”) combination product utilizing ThermoGenesis’ point-of-care cell processing technology for an autologous bone marrow derived stem cell therapy can be delivered safely in 60 minutes. This ground-breaking combination product and procedure developed by TotipotentRX incorporating ThermoGenesis’ cell processing technology is known as the AMIRST protocol. The AMIRST protocol is performed by a cardiac interventional physician in less than 60 minutes to treat acute ST-elevated myocardial infarction in patients having an LVEF below 40%.

“This case study affirmed that our integrated combination product has appropriately considered the essential devices, diagnostics, cell formulation, and directions for use ensuring the AMIRST treatment meets the objectives of providing a safe, effective, rapid, bedside therapy for treating low ejection fraction patients after a primary myocardial infarction.” said Mr. Ken Harris, CEO of TotipotentRX, “we are enthusiastically awaiting the randomized placebo controlled Phase Ib study in the coming few months. We envision this product, if approved, will improve the quality of life and rehospitalization rates of low LVEF patients and represent a significant new revenue opportunity for our companies.” The companies intend for this study to be advanced to a double blinded placebo-controlled randomized Phase Ib clinical trial of 30 patients (NCT01536106) in the first quarter of 2014.

In August 2013, ThermoGenesis and TotipotentRX announced the successful launch of their pediatric bone marrow transplant program at the Fortis-TotiRx Centre for Cellular Medicine in New Delhi, India. The new program recently achieved its first 100-day survival milestone following an allogeneic bone marrow engraftment in a pediatric patient with aplastic anemia using a donor with ABO-incompatible bone marrow.  The successful transplant was performed using ThermoGenesis’ MXP® MarrowXpress® System (“MXP”).

ThermoGenesis also announced in October, a strategic reorganization initiative designed to better align resources with our expected cord blood revenue streams, provide additional funding to enhance our internal clinical resource capabilities and provide greater focus on new application development to improve the Company’s market competitiveness.  The net result of our reorganization is the elimination of a total of eleven positions. Coupled with other targeted savings in operating costs, the Company expects to realize a net savings of approximately $1.5 million from this reorganization.

Non-GAAP Measures

In addition to the results reported in accordance with US GAAP, we also use a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the first quarter fiscal 2014 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.
To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood and bone marrow processing systems and companion disposable products that enable the separation, processing and preservation of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•	The Res-QTM 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

In July 2013, TotipotentRX and ThermoGenesis Corp. announced their entry into a merger agreement which will operate under the name Cesca Therapeutics. The merger is subject to TotipotentRx and ThermoGenesis stockholder approval, among other conditions.

Forward Looking Statement
This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that TotipotentRX and ThermoGenesis will provide unmatched world-class capability and service to their clients and that the proposed merger will be completed. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of risks that could cause actual events to differ from the outcomes predicted by ThermoGenesis forward-looking statements is set forth under the caption "Risk Factors" in its annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Non-Solicitation
This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of ThermoGenesis common stock and TotipotentRX Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents when filed because they contain important information about ThermoGenesis, TotipotentRX and the merger.  A proxy statement will be sent to holders of ThermoGenesis common stock and a prospectus/consent solicitation will be sent to holders of TotipotentRX Corporation common stock.  When filed, the proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.  ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in ThermoGenesis’ most recent proxy statement filed with the SEC, which are available from the SEC, and the proxy statement/prospectus/consent solicitation when it is filed with the SEC

Financials

ThermoGenesis Corp.
Condensed Balance Sheets
(Unaudited)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,306,000	$6,884,000
Accounts receivable, net	4,209,000	4,898,000
Inventories	4,413,000	4,259,000
Prepaid expenses and other currentassets	319,000	232,000

Total current assets	14,247,000	16,273,000

Equipment, net	2,189,000	2,208,000
Other assets	48,000	48,000

	$16,484,000	$18,529,000
Current liabilities:
Accounts payable	$3,218,000	$3,106,000
Other current liabilities	2,070,000	2,042,000

Total current liabilities	5,288,000	5,148,000

Long-term liabilities	76,000	63,000

Stockholders' equity	11,120,000	13,318,000

	$16,484,000	$18,529,000

ThermoGenesis Corp.
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2013	2012

Net revenues	$3,644,000	$4,122,000

Cost of revenues	2,253,000	2,496,000

Gross profit	1,391,000	1,626,000

Expenses:

Sales and marketing	715,000	656,000

Research and development	833,000	838,000

General and administrative	2,142,000	1,140,000

Gain on sale of product line	--	(2,000,000)

Total operating expenses	3,690,000	634,000

Interest and other income, net	--	3,000

Net income (loss)	($2,299,000)	$995,000

Per share data:

Basic and diluted net income (loss) per common share	($0.14)	$0.06

Weighted average common shares outstanding:

Basic	16,662,891	16,515,846

Diluted	16,662,891	16,520,275

ThermoGenesis Corp.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended, September 30,
	2013	2012
Cash flows from operating activities:
Net income/(loss)	($2,299,000)	$995,000
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	156,000	134,000
Stock based compensation expense	169,000	143,000
Gain on sale of product line	--	(2,000,000)

Net change in operating assets and liabilities:
Accounts receivable, net	689,000	1,043,000
Inventories	(162,000)	13,000
Prepaid expenses and other current assets	(87,000)	(28,000)
Accounts payable	112,000	(982,000)
Accrued payroll and related expenses	130,000	(26,000)
Deferred revenue	193,000)	(15,000)
Other liabilities	(282,000)	(54,000)

Net cash used in operating activities	(1,381,000)	(777,000)

Cash flows from investing activities:
Capital expenditures	(129,000)	(295,000)
Proceeds from sale of product line	--	2,000,000

Net cash provided by (used in) investing activities	(129,000)	1,705,000

Cash flows from financing activities:
Repurchase of common stock	(68,000)	(54,000)

Net cash used in financing activities	(68,000)	(54,000)
Net increase (decrease) in cash and cash equivalents	(1,578,000)	874,000

Cash and cash equivalents at beginning of period	6,884,000	7,879,000
Cash and cash equivalents at end of period	$5,306,000	$8,753,000

Supplemental non-cash financing and investing information: Transfer of inventories to equipment	$--	$59,000

THERMOGENESIS CORP.
Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,
	2013	2012
Income (loss) from operations	($2,299,000)	$992,000

Add (subtract):

Depreciation and amortization	156,000	134,000

Stock-based compensation expense	169,000	143,000

Gain on sale of product line	--	(2,000,000)

Adjusted EBITDA loss	($1,974,000)	($731,000)